Filed Pursuant to Rule 433
Registration No. 333-200089

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside,

Principal at Risk Securities, Series A Linked to the S&P 500® Index due March 3, 2021

Term Sheet to the Pricing Supplement dated August 31, 2015

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Term	Approximately 5.5 years
Market Measure	S&P 500® (the “Index”)
Pricing Date	August 31, 2015
Issue Date	September 3, 2015
Principal Amount	$1,000 per Security (100% of par)
Redemption Amount at Maturity	See “How the Redemption Amount at Maturity is Calculated” on page 3
Stated Maturity Date	March 3, 2021
Starting Level	1,972.18
Ending Level	The closing level of the Index on the Calculation Day
Capped Value	$1,550.00 per $1,000 Principal Amount of the Securities
Threshold Level	1577.74 (equal to the Starting Level multiplied by the difference of 100% minus the Threshold Percentage)
Threshold Percentage	20.00%
Participation Rate	150%
Percentage Change	The percentage increase or decrease in the Ending Level from the Starting Level. The Percentage Change may reflect a positive return (based on any increase in the level of the Reference Asset over the life of the Securities) or a negative return (based on any decrease in the level of the Reference Asset over the life of the Securities
Calculation Day	February 24, 2021
Calculation Agent	Scotia Capital Inc., an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	3.37% of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of 1.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP/ISIN	064159GR1 / US064159GR16
Underwriters	Scotia Capital (USA) Inc.; Wells Fargo Securities, LLC

Investment Description

•	Linked to the S&P 500® Index
•	Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a payment at maturity that may be greater than, equal to or less than the Principal Amount of the Securities, depending on the performance of the Index from its Starting Level to its Ending Level.

The payment at maturity will reflect the following terms:

o	If the value of the Index increases:

You will receive the Principal Amount plus 150% participation in the upside performance of the Index, subject to the Capped Value of $1,550.00 per $1,000 Principal Amount of the Securities;

o	If the value of the Index decreases but the decrease is not more than 20%:

You will be repaid the Principal Amount;

o	If the value of the Index decreases by more than 20%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the value of the Index in excess of 20%.

•	Investors may lose up to 80% of the Principal Amount.
•	All payments on the Securities are subject to the credit risk of The Bank of Nova Scotia, and you will have no right to any securities tracked by the Index; if The Bank of Nova Scotia defaults on its obligations, you could lose some or all of your investment.
•	No periodic interest payments or dividends.
•	No exchange listing; designed to be held to maturity.

The estimated value of the Securities as of the Pricing Date is $925.30 per $1,000 Principal Amount. See “The Bank’s Estimated Value of the Securities” in the pricing supplement.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus.

This final term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the pricing supplement, product prospectus supplement, prospectus supplement, and prospectus. Your financial advisor or broker will not accept an order in respect of the Securities without first confirming that you have received these documents and that you understand them.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a Capped Value of $1,550 per $1,000 Principal Amount of the Securities, a Participation Rate of 150% and a Threshold Percentage of 20% (the Threshold Level equal to 80% of the Starting Level).

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level and whether you hold your Securities to maturity.

Hypothetical Payoff Profile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
Security Return %
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100%
Reference Asset Return %
Reference Asset
Security

Hypothetical Returns on the Securities

Hypothetical Ending Level	Hypothetical Percentage Change from the Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
3451.32	75.00%	$1,550.00	55.00%	8.13%
2958.27	50.00%	$1,550.00	55.00%	8.13%
2563.83	30.00%	$1,450.00	45.00%	6.87%
2366.62	20.00%	$1,300.00	30.00%	4.83%
2169.40	10.00%	$1,150.00	15.00%	2.56%
2070.79	5.00%	$1,075.00	7.50%	1.32%
1972.18(2)	0.00%	$1,000.00	0.00%	0.00%
1873.57	-5.00%	$1,000.00	0.00%	0.00%
1774.96	-10.00%	$1,000.00	0.00%	0.00%
1676.35	-15.00%	$1,000.00	0.00%	0.00%
1577.74	-20.00%	$1,000.00	0.00%	0.00%
1558.02	-21.00%	$990.00	-1.00%	-0.18%
1479.14	-25.00%	$950.00	-5.00%	-0.93%
986.09	-50.00%	$700.00	-30.00%	-6.38%
493.05	-75.00%	$450.00	-55.00%	-14.00%
0.00	-100.00%	$200.00	-80.00%	-27.22%

Each Security has a Principal Amount of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The Starting Level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual Ending Level.

How the Redemption Amount at Maturity is Calculated

The Redemption Amount at Maturity will be determined as follows:

•	If the Ending Level is greater than the Starting Level, the Redemption Amount at Maturity will be equal to the lesser of:

(a) the Principal Amount + (Principal Amount x Participation Rate x Percentage Change) and (b) the Capped Value

•	If the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level, the Redemption Amount at Maturity will be equal to $1,000
•	If the Ending Level is less than the Threshold Level, the Redemption Amount at Maturity will be equal to:

Principal Amount + [Principal Amount × (Percentage Change + Threshold Percentage)]

If the Ending Level is less than the Threshold Level, you will receive less, and possibly 80% less, than the Principal Amount of your Securities at maturity.

S&P 500® Daily Closing Levels*

*The graph above sets forth the daily closing levels of the Index for the period from 6/30/2005 to 8/31/2015. The closing level on 8/31/2015 was 1,972.18. The historical performance of the Index is not an indication of the future performance of the Index during the term of the Securities.

Selected Risk Considerations

The risks set forth below are discussed in detail in “Additional Risks” in the pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•	The inclusion of dealer spread and projected profit from hedging in the original offering price is likely to adversely affect secondary market prices.
•	Risk of Loss at Maturity: Any payment on the Securities at maturity depends on the Percentage Change of the Index. The Bank will only repay you the full principal amount of your Securities if the Percentage Change is equal to or greater than -20.00%. If the Percentage Change is less than -20.00%, meaning the percentage decline from the Starting Level to the Ending Level is greater than the 20.00% Threshold Percentage, you will receive less than the your initial investment and will have a 1-to-1 downside exposure to the decrease in the value of the Index in excess of 20.00%. Accordingly, you may lose up to 80% of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 20.00%.

•	The downside market exposure to the Index is buffered only at maturity.
•	Your potential Redemption Amount at Maturity is limited by the Capped Value.
•	The Bank’s estimated value of the Securities is lower than the original offering price of the Securities.
•	The Bank’s estimated value does not represent future values of the Securities and may differ from other’s estimates.
•	The Bank’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.
•	The Securities differ from conventional debt securities.
•	No Interest: The Securities will not bear interest and, accordingly, you will not receive any interest payments on the Securities.
•	Your investment is subject to the credit risk of The Bank of Nova Scotia.
•	The Securities are subject to market risk.
•	The participation rate applies only at maturity.
•	The Redemption Amount at Maturity is not linked to the level of the Index at any time other than the Calculation Day.
•	If the level of the Index changes, the market value of your Securities may not change in the same manner.
•	Holding the Securities is not the same as holding the member securities of the Index.
•	There is no assurance that the investment view implicit in the Securities will be successful.
•	The index reflects price return only and not total return.
•	Past performance is not indicative of future performance.
•	We may sell additional Securities at a different issue price.
•	Changes affecting the Index could have an adverse effect on the value of the Securities.
•	The Bank cannot control actions by the sponsor of the Index and the sponsor of the Index has no obligation to consider your interests.
•	The price at which the Securities may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.
•	The Securities lack liquidity.
•	Hedging activities by the Bank may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities.
•	Market activities by the Bank or the underwriters for their own respective accounts or for their respective clients could negatively impact investors in the Securities.
•	The Bank, the Underwriters and their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include the issuers of the member securities of the Index.
•	Other investors in the Securities may not have the same interests as you.
•	The calculation agent can postpone the Calculation Day for the Securities if a market disruption event with respect to the Index occurs.
•	There is no affiliation between any issuer of member securities of the Index or the sponsor of the Index and us, and neither we nor any of the underwriters is responsible for any disclosure by any of the issuers of member securities of the Index or the sponsor of the Index.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the Securities to you.
•	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the pricing supplement.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The Securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the Securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the Securities prior to maturity is likely to result in sale proceeds that are substantially less than the Principal Amount per note. The underwriters and their respective affiliates are not obligated to purchase the Securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Not a research report

This material is not a product of the Bank’s research department.

Consult your tax advisor

Investors should review carefully the pricing supplement, product prospectus supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500®" and "500®" are trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by the Bank. The Securities are not sponsored, endorsed, sold or promoted by S&P or S&P Dow Jones and S&P and S&P Dow Jones make no representation regarding the advisability of investing in the Securities.